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EXHIBIT 99

FOR IMMEDIATE RELEASE
MONDAY, NOVEMBER 20, 2000

Contact:    Gregory A. Pastore, Vice President & General Counsel
            NE Restaurant Company, Inc., Maynard, MA
            (978) 897-1430
            November 20, 2000

NE RESTAURANT COMPANY, INC. ANNOUNCES PLANS TO SELL CHILI'S AND ON THE BORDER RESTAURANTS TO
BRINKER INTERNATIONAL, INC.


      MAYNARD, MASSACHUSETTS, NOVEMBER 20, 2000. NE Restaurant Company, Inc. (NERCO) announced it has reached an agreement to sell to Brinker International, Inc. the forty Chili's Grill & Bar and seven On The Border Mexican Grill & Cantina locations currently operated by NERCO. In addition, four Chili's sites currently under development by NERCO will be part of the disposition. Total consideration, subject to closing adjustments, is approximately $93 million.

      The agreement calls for the transition of the 47 franchised restaurant properties including facilities, equipment and management teams to Brinker following a due diligence period. NERCO will continue to own and operate all locations of Bertucci's, its proprietary concept.

      "We have achieved exceptional financial success as well as enjoyed excellent corporate and personal relationships with Brinker during the past nine years as their largest franchisee," said Ben Jacobson, NERCO's Chairman and President. "At this time we have decided to invest our resources in the development of Bertucci's which we believe has extraordinary growth potential."

      NERCO currently owns and operates 72 Bertucci's Brick Oven Pizzeria restaurants featuring freshly prepared, Italian-style entrees made from original recipes, including gourmet pizzas and specialty pasta dishes.

      The statements contained in this press release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, governmental regulations, and inflation.





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